EXHIBIT 99.1

Community West Bancshares Earns $449,000 in 4Q17 and $4.9 Million For The Year After Revalue of Net Deferred Tax Asset; Declares Quarterly Cash Dividend of $0.04 Per Common Share

GOLETA, Calif., Jan. 26, 2018 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ:CWBC), parent company of Community West Bank (Bank), today reported that following a revaluation of its net deferred tax asset due to the “Tax Cuts and Jobs Act Bill of 2017” which resulted in additional tax expense of $1.3 million, or $0.15 per diluted share, net income was $449,000, or $0.05 per diluted share, in the fourth quarter of 2017 (4Q17).  This compares to net income of $1.6 million, or $0.18 per diluted share, in the third quarter of 2017 (3Q17) and $1.3 million, or $0.16 per diluted share, in the fourth quarter of 2016 (4Q16).  Pre-tax income for 4Q17 was $3.0 million, which was a 16.4% increase compared to the preceding quarter and a 28.0% increase compared to 4Q16.

For the full year 2017 net income was $4.9 million, or $0.57 per diluted share, compared to $5.2 million, or $0.62 per diluted share, in 2016.  Pre-tax income for the year increased 18.3% to $10.5 million, compared to $8.8 million, in 2016.

“The organic expansion in our market along California’s Central Coast and the loan and deposit growth generated as a result of this expansion was a highlight of our 2017 results,” stated Martin E. Plourd, President and Chief Executive Officer.   “Total loans increased 16.5% year over year and our above-industry net interest margin fueled our core operating results during the quarter.  The strength of the economy in our marketplace continues to sustain and build our community banking franchise with strong on-going demand for our high-service approach to lending, deposit and cash management programs. Our focus in the coming year remains on the local markets and expanding our franchise. We will continue to look for local opportunities to grow while adding long-term shareholder value.”

Fourth Quarter 2017 Financial Highlights

  Net loans increased $11.8 million to $726.2 million at December 31, 2017, compared to $714.4 million three months earlier and increased $102.8 million compared to $623.4 million a year ago.
  Net income was $449,000, or $.05 per diluted share, net of $1.3 million, or $0.15 per diluted share revaluation of net deferred tax asset.
  Net interest margin for 2017 was 4.34%.
  Book value per common share increased to $8.55 at December 31, 2017, compared to $8.07 a year ago.
  The Bank continues to be well-capitalized per banking regulations with its total capital ratio at 11.31% and Tier 1 leverage ratio at 8.83% at December 31, 2017.

As a result of the Tax Cuts and Job Act enacted December 22, 2017, the Company revalued its deferred tax assets and liabilities to account for the decrease in the federal corporate rate to 21%.  The Company recorded a one-time net tax charge of $1.3 million, or $0.15 per share. This increase in income tax expense was reflected in Community West’s operating results for the fourth quarter of 2017 and was in addition to the normal provision for income tax related to pre-tax net operating income.

Income Statement
“Our net interest margin remained stable during the quarter and remains well-above industry averages, despite compression compared to the fourth quarter of 2016,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.  Fourth quarter net interest margin was 4.26% compared to 4.27% in 3Q17 and 4.63% in 4Q16.  For all of 2017, Community West’s net interest margin was 4.34% compared to 4.60% in 2016 which included eight basis points of asset yields attributable to one large past due relationship which paid in full.

Net interest income for 4Q17 was $8.5 million, a 1.2% increase compared to $8.4 million in the preceding quarter and a 9.2% increase compared to $7.8 million in 4Q16.  For the year, net interest income increased 12.3% to $32.7 million compared to $29.1 million in 2016.  Non-interest income increased 25.1% to $896,000 in 4Q17, compared to $716,000 in 3Q17 and increased 66.5% compared to $538,000 in 4Q16.  For the year, non-interest income increased 30.9% to $3.0 million compared to $2.3 million in 2016.

Non-interest expenses totaled $6.4 million in 4Q17, which were unchanged compared to the preceding quarter. Non-interest expenses totaled $5.9 million in 4Q16.  For the year, non-interest expenses were $24.7 million compared to $22.5 million in 2016.  The increase was largely due to costs associated with the expansion of the Bank’s Northern and Southern regions.

Balance Sheet
“Loan growth was robust during the quarter, fueled by our strong local economy,” said Plourd. “We continue to see strong loan demand in our local markets, with loan originations totaling $38.2 million during the quarter.”

Net loans increased 1.7% to $726.2 million at December 31, 2017, compared to $714.4 million at September 30, 2017, and increased $102.8 million, or 16.5% compared to $623.4 million a year ago.  Commercial real estate loans outstanding were up 30.3% from year ago levels to $354.6 million at December 31, 2017, and comprise 48.3% of the total loan portfolio.  Manufactured housing loans were up 14.9% from year ago levels to $223.1 million and represent 30.4% of total loans.  Commercial loans increased 5.9% from year ago levels to $111.5 million and represent 15.2% of the total loan portfolio.

Deposits increased modestly to $699.7 million at December 31, 2017, compared to $697.2 million at September 30, 2017, and increased 14.3% compared to $612.2 million a year earlier.  Non-interest-bearing demand deposits increased 8.1% to $108.5 million, at December 31, 2017, when compared to the prior year. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $452.2 million at December 31, 2017 and comprise 64.6% of total deposits.

Total assets were $833.3 million at December 31, 2017, a $4.2 million increase compared to three months earlier and a $122.7 million, or 17.3% increase compared to $710.6 million one year ago.  Stockholders’ equity improved to $70.1 million at December 31, 2017, compared to $69.8 million at September 30, 2017, and $65.3 million a year ago.  Book value per common share improved to $8.55 at December 31, 2017, compared to $8.54 at September 30, 2017, and $8.07 a year ago.

Credit Quality
“Due to another quarter of net credit recovery, we recorded a negative provision for loan losses of $12,000 in the fourth quarter,” added Plourd.  The provision for loan losses was $159,000 in 3Q17, and $116,000 in 4Q16.  For the year, the provision for loan losses was $411,000, compared to a net provision credit of $48,000 in 2016.  Net loan recoveries were $120,000 in 4Q17 compared to $159,000 in 3Q17 and $158,000 in 4Q16.

The allowance for loan losses was $8.4 million at December 31, 2017, or 1.24% of total loans held for investment, compared to 1.25% at September 30, 2017, and 1.31% a year ago.  Net nonaccrual loans were $4.5 million, or 0.61% of total loans at December 31, 2017, compared to $1.8 million, or 0.25% of total loans, three months earlier, and to $2.4 million, or 0.38% of total loans, a year ago.  The increase in nonaccrual loans was primarily in the commercial loan segment.

Of the $4.5 million in net nonaccrual loans, $2.6 million were commercial loans, $565,000 were commercial agricultural loans, $418,000 were manufactured housing loans, $214,000 were home equity loans, $184,000 were SBA 504 1st loans, $176,000 were single-family real estate loans, $170,000 were SBA 7A loans and $122,000 were commercial real estate loans.

Other assets acquired through foreclosure totaled $372,000 at December 31, 2017, compared to $486,000 three months earlier and $137,000 a year earlier.  Nonaccrual loans plus other assets acquired through foreclosure, net of SBA/USDA guarantees, totaled $4.8 million, or 0.58% of total assets, at December 31, 2017, compared to $2.3 million, or 0.28% of total assets, three months earlier and $2.5 million, or 0.35% of total assets, a year ago.

Cash Dividend Declared
The Company’s Board of Directors declared a quarterly cash dividend of $0.04 per common share, payable February 28, 2018 to common shareholders of record on February 9, 2018.  The current annualized yield, based on the closing price of CWBC shares of $10.65 on December 31, 2017, was 1.50%.

Stock Repurchase Program
On August 24, 2017, the Board of Directors extended the common stock repurchase program of up to $3.0 million for two additional years.  As of December 31, 2017, 187,569 shares had been cumulatively repurchased at an average price of $7.25 per share.  The last repurchase was in 3Q16.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has seven full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo and Oxnard and a loan production office in Paso Robles. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades
In April 2017, Community West was awarded a “Super Premier” rating by The Findley Reports, the highest ranking for a community bank.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

In September 2016, Community West was named to Sandler O’Neill and Partners Bank and Thrift Sm-All Stars – Class of 2016.  This award recognized Community West as one of the top 27 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016

Interest income
Loans, including fees	$9,622	$9,340	$8,280	$36,192	$31,097
Investment securities and other	305	355	302	1,199	1,119
Total interest income	9,927	9,695	8,582	37,391	32,216
Interest expense
Deposits	1,299	1,185	763	4,283	2,851
Other borrowings	152	134	57	446	276
Total interest expense	1,451	1,319	820	4,729	3,127
Net interest income	8,476	8,376	7,762	32,662	29,089
Provision (credit) for loan losses	(12)	159	116	411	(48)
Net interest income after provision for loan losses	8,488	8,217	7,646	32,251	29,137
Non-interest income
Other loan fees	301	354	215	1,300	1,042
Service charges	132	118	95	458	403
Document processing fees	128	146	115	558	496
Other	335	98	113	634	312
Total non-interest income	896	716	538	2,950	2,253
Non-interest expenses
Salaries and employee benefits	3,773	3,839	3,628	15,339	14,383
Occupancy, net	777	754	633	2,862	2,264
Professional services	310	281	220	1,069	873
Advertising and marketing	262	137	169	750	616
FDIC assessment	203	172	106	664	376
Data processing	200	192	280	725	793
Depreciation	166	168	192	685	678
Stock-based compensation	83	283	77	537	338
Loan servicing and collection	57	35	11	253	209
Other	590	526	554	1,854	2,018
Total non-interest expenses	6,421	6,387	5,870	24,738	22,548
Income before provision for income taxes	2,963	2,546	2,314	10,463	8,842
Provision for income taxes	2,514	992	974	5,548	3,613
Net income	$449	$1,554	$1,340	$4,915	$5,229
Earnings per share:
Basic	$0.05	$0.19	$0.16	$0.60	$0.64
Diluted	$0.05	$0.18	$0.16	$0.57	$0.62

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	December 31,	September 30,	December 31,
	2017	2017	2016

Cash and cash equivalents	$3,651	$2,356	$2,401
Time and interest-earning deposits in other financial institutions	42,218	49,215	31,715
Investment securities	36,348	38,117	31,683
Loans:
Commercial	111,459	112,399	105,290
Commercial real estate	354,617	343,770	272,142
SBA	26,219	30,944	36,488
Manufactured housing	223,115	216,572	194,222
Single family real estate	10,346	10,022	12,750
HELOC	9,422	9,656	10,292
Other	(569)	(668)	(365)
Total loans	734,609	722,695	630,819

Loans, net
Held for sale	55,094	58,561	61,416
Held for investment	679,515	664,134	569,403
Less: Allowance for loan losses	(8,420)	(8,312)	(7,464)
Net held for investment	671,095	655,822	561,939
NET LOANS	726,189	714,383	623,355

Other assets	24,909	25,079	21,418

TOTAL ASSETS	$833,315	$829,150	$710,572

Deposits
Non-interest-bearing demand	$108,500	$116,170	$100,372
Interest-bearing demand	256,717	266,835	253,023
Savings	14,085	14,619	14,007
Certificates of deposit ($250,000 or more)	86,985	81,160	77,509
Other certificates of deposit	233,397	218,370	167,325
Total deposits	699,684	697,154	612,236
Other borrowings	56,843	55,843	29,000
Other liabilities	6,718	6,387	4,000
TOTAL LIABILITIES	763,245	759,384	645,236

Stockholders' equity	70,070	69,766	65,336

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$833,315	$829,150	$710,572

Shares outstanding	8,193	8,169	8,096

Book value per common share	$8.55	$8.54	$8.07

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)

	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended
PERFORMANCE MEASURES AND RATIOS	Dec. 31, 2017	Sep. 30, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
Return on average common equity	2.51%	8.88%	8.17%	7.16%	8.19%
Return on average assets	0.22%	0.78%	0.78%	0.64%	0.81%
Efficiency ratio	68.51%	70.25%	70.72%	69.47%	71.94%
Net interest margin	4.26%	4.27%	4.63%	4.34%	4.60%

	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended
AVERAGE BALANCES	Dec. 31, 2017	Sep. 30, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
Average assets	$805,105	$792,279	$679,201	$766,834	$644,549
Average earning assets	789,111	778,412	666,280	753,120	633,054
Average total loans	729,865	708,244	607,989	690,658	573,084
Average deposits	697,500	687,794	598,197	664,878	566,046
Average common equity	71,038	69,438	65,247	68,684	63,857

EQUITY ANALYSIS	Dec. 31, 2017	Sep. 30, 2017	Dec. 31, 2016
Total common equity	$70,070	$69,766	$65,336
Common stock outstanding	8,193	8,169	8,096

Book value per common share	$8.55	$8.54	$8.07

ASSET QUALITY	Dec. 31, 2017	Sep. 30, 2017	Dec. 31, 2016
Nonaccrual loans, net	$4,472	$1,837	$2,375
Nonaccrual loans, net/total loans	0.61%	0.25%	0.38%
Other assets acquired through foreclosure, net	$372	$486	$137

Nonaccrual loans plus other assets acquired through foreclosure, net	$4,844	$2,323	$2,512
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.58%	0.28%	0.35%
Net loan (recoveries)/charge-offs in the quarter	$(120)	$(159)	$(158)
Net (recoveries)/charge-offs in the quarter/total loans	(0.02%)	(0.02%)	(0.03%)

Allowance for loan losses	$8,420	$8,312	$7,464
Plus: Reserve for undisbursed loan commitments	95	96	125
Total allowance for credit losses	$8,515	$8,408	$7,589
Allowance for loan losses/total loans held for investment	1.24%	1.25%	1.31%
Allowance for loan losses/nonaccrual loans, net	188.28%	452.48%	314.27%

Community West Bank *
Tier 1 leverage ratio	8.83%	8.90%	10.08%
Tier 1 capital ratio	10.10%	10.26%	11.04%
Total capital ratio	11.31%	11.48%	12.27%

INTEREST SPREAD ANALYSIS	Dec. 31, 2017	Sep. 30, 2017	Dec. 31, 2016
Yield on total loans	5.23%	5.23%	5.42%
Yield on investments	2.53%	2.60%	3.23%
Yield on interest earning deposits	0.92%	1.10%	0.43%
Yield on earning assets	4.99%	4.94%	5.12%

Cost of interest-bearing deposits	0.89%	0.44%	0.60%
Cost of total deposits	0.74%	0.68%	0.54%
Cost of borrowings	2.05%	1.79%	2.00%
Cost of interest-bearing liabilities	0.94%	0.87%	0.63%

* Capital ratios are preliminary until the Call Report is filed.

Contact:

Susan C.Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com